Exhibit 99.1

eXp World Holdings, Inc. Appoints Industry Veteran as its New President
Russ Cofano to lead day to day operations of rapidly growing real estate company

BELLINGHAM, WA – September 23, 2016 eXp World Holdings, Inc. (OTCQB: EXPI), owner of eXp Realty, the Agent-Owned Cloud Brokerage ® today announced the appointment of Russ Cofano as its President and General Counsel, effective immediately. Prior to being appointed President and General Counsel of eXp World Holdings, Inc., Cofano was the Company’s Chief Strategy Officer and General Counsel dating back to July 29, 2016. Jason Gesing, who previously served in the role of President of eXp World Holdings, Inc., will continue to serve as Chief Executive Officer of eXp Realty.

“Speaking on behalf of myself, the Board of Directors and the rest of the Executive Team we are very excited about yet another great beginning to a new chapter in the growth the eXp World Holdings family of companies,” stated Glenn Sanford, CEO and Chairman of eXp World Holdings, Inc. Glenn Sanford continued, “Russ Cofano with his deep understanding of organized real estate is such a welcome addition to all of us. Russ will be providing industry leadership to the continuation of the vision that has been championed by so many here in the company including our wonderful Jason Gesing, CEO of eXp Realty. I am further amazed at the thoughtful, selfless leadership that Jason and the rest of the team have enthusiastically demonstrated in welcoming Russ to the team. Our collaborative mindset of putting the agent and broker owners first is what drives all of us and this move continues to reinforce that vision.”

Prior to joining eXp, Cofano was Senior Vice President of Industry Relations for Move, Inc., operator of realtor.com from June 2014 through September 2015. At Move, Cofano was instrumental in reinvigorating realtor.com’s relationship with MLSs and associations and was a key influencer in realtor.com product improvements. Prior to Move, Cofano served as Chief Executive Officer for the Missouri REALTORS from June 2011 through June 2014. In just three short years, Cofano supercharged the association with a re-energized staff, new strategic plan, innovative member focused governance structure, private member-only social network, and implementation of a new governmental affairs program for local markets. Prior to his stint in Missouri, Cofano was Vice President and General Counsel to Seattle-based John L. Scott Real Estate, consistently ranked as one of the largest real estate brokerage companies in the nation, and helped JLS weather the great recession.

About eXp World Holdings, Inc.

eXp World Holdings, Inc. is the holding company for a number of companies most notably eXp Realty, the AgentOwned Cloud Brokerage ® as a full-service real estate brokerage providing 24/7 access to collaborative tools, training, and socialization for real estate brokers and agents through its 3-D, fully-immersive, cloud office environment. eXp Realty, LLC and eXp Realty of Canada, Inc. also feature an aggressive revenue sharing program that pays agents a percentage of gross commission income earned by fellow real estate professionals who they attract into the Company.

Investor Relations Contact Information:	Trade and Media Contact Information:
Glenn Sanford, Chairman & CEO	Jason Gesing, CEO
eXp World Holdings, Inc.	eXp Realty
glenn@exp worldholdings.com	jason@ exprealty.com
360-389-2426	617-970-8518